                                                                    EXHIBIT 10.5

                        MEDICAL COLLEGE OF HAMPTON ROADS
                                      D/B/A
                         EASTERN VIRGINIA MEDICAL SCHOOL

                           RESEARCH FUNDING AGREEMENT

                           RESEARCH FUNDING AGREEMENT

         This Research Funding Agreement (the "Agreement") is entered into and made as of the 31st day of January, 2000, by and between MEDICAL COLLEGE OF HAMPTON ROADS d/b/a EASTERN VIRGINIA MEDICAL SCHOOL ("EVMS"), whose mailing address is P.O. Box 1980, Norfolk, Virginia 23501, and GMP EndoTherapeutics, Inc. ("GMP"), whose mailing address is One East Broward Blvd., Suite 1701, Fort Lauderdale, Florida 33301 with respect to the facts set forth below.

                                    RECITALS

         A. EVMS is engaged in scientific biomedical and biochemical research, including research relating to animal and human pancreatic beta cell growth factors, islet neogenesis associated proteins ("INGAP"), INGAP genes, reagents for regulating INGAP expression or activity and uses thereof, as more particularly described herein.

         B. EVMS and McGill University ("McGill") are the owners of certain patents and patent applications, including any divisions, continuations, reissues, reexaminations, continuations-in-part and international and foreign applications and patents corresponding thereto and issued thereon (hereinafter collectively referred to as the "Patents") which are being licensed to GMP under a license agreement of even date between EVMS, McGill and GMP (the "License Agreement").

         C. GMP desires to provide certain funding as part of the EVMS research activities described above and which will assist the parties in the successful approval and commercialization of products that are covered in whole or in part by the Patents.

         D. EVMS has or shall have the exclusive right to convey the ownership rights in and to any technology developed pursuant to the research program described herein.

         E. EVMS is willing to grant to GMP the right to acquire exclusive ownership of technology arising from the Research Program within the Field (as those terms are defined hereinbelow), including the right to develop, market and sell products in the Field, all as more particularly described herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and conditions outlined herein, EVMS and GMP hereby agree as follows:

         1.       DEFINITIONS

                  1.1 Agents. The term "Agents" shall mean employees, students, consultants, and independent contractors or other persons under the control or supervision of EVMS or GMP, as applicable and their respective subcontractors.

                  1.2 Confidential Information. The term "Confidential Information" shall mean any and all proprietary information owned or possessed by EVMS or GMP which may be exchanged between the parties at any time and from time to time during the term hereof. The fact that a party may have marked or identified as "Confidential" or "Proprietary" any specific information shall be indicative that such party believes such information to be confidential or proprietary, but the failure to so mark information shall not conclusively determine that such information was or was not considered confidential information by such party. Information shall not be considered confidential to the extent that it:

                                    a.       Is publicly disclosed through no
                                             fault of any party hereto, either
                                             before or after it becomes known to
                                             the receiving party; or

                                    b.       Was known to the receiving party
                                             prior to the date of this
                                             Agreement, which knowledge was
                                             acquired independently and not from
                                             the other party hereto (including
                                             such party's employees); or

                                    c.       Is subsequently disclosed to the
                                             receiving party in good faith by a
                                             third party who has a right to make
                                             such disclosure; or

                                    d.       Has been published by a third party
                                             as a matter of right; or

                                    e.       Is independently developed by the
                                             receiving party.

                  1.3 Field. The term "Field" shall mean animal and human pancreatic beta cell growth factors, islet neogenesis associated proteins ("INGAP"), including peptides, peptidomimetics, derivatives or analogs thereof; INGAP genes, including nucleic acid fragments and derivatives or analogs thereof; reagents for regulating INGAP expression or activity and therapeutic and diagnostic uses thereof.

                  1.4 Principal Investigator. The term "Principal Investigator" shall mean the person identified in
                           Section 2.3 below, together with such replacement persons selected in accordance with the provisions thereof.

                  1.5 Proprietary Property. The term "Proprietary Property" shall mean, any and all technology, discovered, developed or otherwise arising during the term of this Agreement, including without limitation, any idea, data, compound, molecule, cell line, material, know-how, technique, method, process, use, composition, skill, Confidential Information, trade secret or configuration of any kind, whether or not any such information would be enforceable as a trade secret, the copying of which would be enjoined or restrained by a court as constituting copyright infringement or unfair competition or would be eligible for protection under the patent laws of the United States or elsewhere.

                  1.6 Research Program. The term "Research Program" shall mean the research program to be undertaken by EVMS under the direction and control of the Principal Investigator set forth in Section 2.3 hereof.


                  1.7 EVMS Technology. The term "EVMS Technology" shall mean any Proprietary Property outside the Field conceived or first reduced to practice, in whole or in part by EVMS or EVMS Agents in the performance of the Research Program during the term of this Agreement, including any intellectual property within the scope of the Research Program but outside the Field developed by EVMS or EVMS Agents during the term of this Agreement while rendering services to GMP as a consultant or otherwise.

                  1.8 GMP Technology. The term "GMP Technology" shall mean any Proprietary Property within the Field conceived or first reduced to practice by EVMS or EVMS Agents during the period such persons were working on projects or activities funded by this Agreement, or and Proprietary Property provided to EVMS or EVMS Agents by GMP or its Agents.

                  Other capitalized terms used herein are as defined in the License Agreement.

*** CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY WITH THE SECURITIES
    AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.


         2.       CONDUCT AND FUNDING OF RESEARCH PROGRAM

                  2.1 Conduct of Research Program. EVMS hereby agrees to conduct the Research Program in the Field subject to the provisions of this Agreement. The research and development activities to be conducted under this Agreement shall include the work required to obtain Registration Approval and commercial acceptance of Licensed Products. The initial activities should include animal experiments required to obtain governmental approval for commercial use of the Licensed Products and to obtain approval by the FDA to initiate Phase I Clinical Trials. EVMS agrees to conduct all research and experiments and reporting of the same in accordance with the appropriate governmental standards. It is contemplated that the research conducted under this Agreement shall include Phase I Clinical Trials and other phases of Clinical Trials, subject to the requirements of Section 2.4 below, and governmental recognition of EVMS as an FDA approved clinical site.

                  2.2 Funding of Research Program. GMP shall pay to EVMS a total of [***] to conduct the research program contemplated by this Agreement. Such payments shall be made in the amount of [***] per month for a period of [***] years. The GMP funding shall not be used to pay for indirect costs or other EVMS overhead costs. Payments shall be made monthly, on or before the 10th day of each month.

                  2.3 Supervision of Research Program. EVMS agrees that the Research Program at EVMS shall be conducted by or under the direct supervision of the following Principal Investigator: Dr. Aaron Vinik. In the event that the Principal Investigator leaves EVMS, or terminates his/her involvement in the Research Program, EVMS shall use its best efforts to find a replacement Principal Investigator acceptable to GMP, which acceptance shall not be unreasonably withheld. In the event that EVMS shall fail to appoint a replacement Principal Investigator reasonably acceptable to GMP, GMP shall have a right to terminate this Agreement upon delivery to EVMS of written notice of intent to terminate pursuant to this Section 2.3, which notice must be delivered to EVMS not less than 30 days nor more than 90 days after delivery by EVMS to GMP of the name of the replacement Principal Investigator. Such termination shall be considered a termination under Section 7.4.2 below.

                  2.4 Clinical Trials. For any research by EVMS that includes clinical research, the parties shall enter into additional agreements regarding coverage for medical care costs not covered by third party payors, indemnification for EVMS, and reimbursement for additional clinical trial costs on a per subject basis. These additional agreements shall be separately negotiated prior to the commencement of any such trials.

                  2.5      Reports.

                           a. EVMS agrees that its efforts hereunder include working with GMP to provide the necessary studies, reports, protocols, procedures, applications and other governmental requirements in the United States in order to achieve the approvals necessary to allow the commercial use of Licensed Products in animals and to initiate Phase I Clinical trials in humans.

                           b. EVMS agrees to meet periodically with GMP representatives to review the research efforts being conducted and to be conducted by EVMS under the Research Program and to coordinate the efforts of both parties in obtaining the necessary governmental approvals for commercialization of Licensed Products for use in animals and humans. Such meeting shall be held at least quarterly during the course of this Agreement.

                           c. EVMS agrees that within sixty (60) days following the last day of each calendar year during the term of this Agreement, EVMS shall furnish GMP with a written report summarizing the results of the research included within the scope of the Research Program during the immediately preceding calendar year conducted by EVMS.

                           d. All information submitted by either party to the other as a result of the Research Program under this Agreement, whether written, oral, electronic, or in other form, and whether specifically marked confidential or not, is deemed Proprietary Property. If the Proprietary Property pertains to GMP Technology, it shall be deemed to be Proprietary Property belonging to GMP. If the Proprietary Property pertains to EVMS Technology, it shall be deemed to be Proprietary Property belonging to EVMS. GMP Proprietary Property will be used by EVMS only for the purpose of conducting its activities under this Agreement.

                           e. EVMS Proprietary Property shall be used by GMP for the purposes of carrying out its obligations or performance under this Agreement and the License Agreement, including evaluating whether or not to exercise an option to obtain a license pursuant to Section 3 hereof, as and when such option is exercisable in accordance with the terms hereof.

                           f. Neither party shall, during the term or after the termination hereof, use or disclose any of the Proprietary Property of the other party to any third party, unless and until (i) permitted to do so pursuant to the terms of any license agreement entered into by the parties, or (ii) such information no longer comes within the definition of

                                    "Confidential Information" hereunder and otherwise becomes available as public information.

         3.       OPTION FOR EXCLUSIVE LICENSE.

                  3.1 Grant of Option. Subject to the terms of this Agreement, EVMS hereby grants to GMP an exclusive option to acquire exclusive worldwide ownership rights or licenses to make, have made, sell or use EVMS Technology. Each such right or license shall be to a specific application of EVMS Technology. Such option shall be for the period and exercised as more particularly described below.

                  3.2 Disclosure of Technology. As soon as reasonably possible, either upon conception or reduction to practice, as the case may be, of each and every application of GMP Technology or EVMS Technology, EVMS shall disclose the same in writing to GMP. Such disclosure shall contain sufficient detail to enable GMP to evaluate the significance of the Technology and, if EVMS Technology, the advisability of exercising the option granted hereunder with respect to such EVMS Technology.

                  3.3 Option Period. GMP shall have a period of ninety (90) days from receipt of the disclosure from EVMS described in Section 3.2 within which to exercise its option to obtain a license to a particular application of EVMS Technology pursuant to Section 3.1.

                  3.4 Exercise of Option. GMP shall exercise its option to obtain a license hereunder by delivering to EVMS a written notice within the option period which specifies the particular application of EVMS Technology for which the option is being exercised. GMP and EVMS shall have a period of sixty (60) days from the date of exercise of option by GMP within which to agree upon the initial royalty, royalty rate and commercial development obligations and other terms and conditions of the license satisfactory to both parties.

                  3.5 Reservation of Rights. EVMS reserves the right to use any EVMS Technology that may be subject to an option pursuant to this Agreement or covered by a license granted hereunder solely for EVMS' and/or the contributing subcontractor's own educational and research purposes, without EVMS being obligated to pay GMP any royalties or other compensation related thereto.

                  3.6 Right of First Refusal. In the event GMP does not acquire rights to the EVMS Technology as provided above, and EVMS desires to subsequently license that EVMS Technology to a third party, EVMS shall first offer such a license to GMP on the same terms and conditions as that offered to the third party. If GMP fails to exercise such offer within thirty (30) days following receipt of such an offer, EVMS shall have the right to license such technology to a third party on the same terms and conditions.

         4.       WARRANTIES.

                  4.1 Warranties. EVMS hereby warrants and represents to GMP that: (i) no third parties have or will have any rights to any EVMS or GMP Technologies; (ii) EVMS has or will have the right to convey or cause to be conveyed to GMP ownership of GMP Technology and indicia of the same as described in Section 5.1 hereof; and (iii) it has the full right and power to enter into this Agreement and the entering into and performance under the Agreement shall not constitute a breach of or default under any agreement with any third party.

                  4.2      No Other Warranties. Except as provided in Section
                           4.1 above, EVMS MAKES NO WARRANTIES CONCERNING THE RESEARCH PROGRAM OR ANY EVMS TECHNOLOGY OR EVMS PATENT RIGHTS THAT MAY BE SUBJECT TO THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, EVMS DOES NOT REPRESENT OR WARRANT THAT IT WILL SUCCESSFULLY COMPLETE THE RESEARCH PROGRAM OR THAT, IF COMPLETED, THE RESEARCH PROGRAM WILL RESULT IN EVMS TECHNOLOGY WHICH WILL BE SUBJECT TO AN OPTION HEREUNDER OR WHICH GMP WILL DESIRE TO LICENSE. EVMS MAKES NO EXPRESS OR IMPLIED WARRANTY, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AS TO ANY LICENSED PRODUCT. EVMS MAKES NO WARRANTY OR REPRESENTATION AS TO THE VALIDITY OR SCOPE OF ANY EVMS PATENT RIGHTS OR THAT ANY LICENSED PRODUCT WILL BE FREE FROM ANY INFRINGEMENT OF PATENTS OF THIRD PARTIES, OR THAT NO THIRD PARTIES ARE IN ANY WAY INFRINGING EVMS PATENT RIGHTS.

         5.       INTERESTS IN INTELLECTUAL PROPERTY.

                  5.1 Title. EVMS shall retain such ownership and title to EVMS Technology subject to the option of GMP set forth herein. EVMS shall, in the good faith exercise of its discretion, undertake reasonable efforts to preserve and maintain its ownership and title in EVMS Technology. GMP shall own all rights, title and interest in GMP Technology, free and clear of all royalties, liens, claims or other encumbrances or obligations. EVMS agrees, and agrees to cause each EVMS Agent to agree, in writing, to assign or transfer all interest in GMP Technology to GMP and to sign all patent applications and documents evidencing ownership of such technology by GMP without additional costs or payments.

         6.       CONFIDENTIALITY AND PUBLICATION.

                  6.1 Confidential Information. The parties agree that during the term of and any subsequent extension of this Agreement and for a period of five (5) years after it terminates or for as long as any Confidential Information not otherwise includable within patent rights is being utilized within a Licensed Product, whichever is longer, a party having Confidential Information of another party will not use or intentionally disclose such Confidential Information to any third party without the prior written consent of the party which owns the Confidential Information.

                  6.2 Publications. GMP acknowledges that it is the general policy of EVMS to encourage publication of research results in technical or scientific journals; and subject to EVMS meeting its disclosure obligations under Sections 3.2 and 6.1 hereof, GMP agrees that EVMS shall have a right to publish in accordance with its general policy. Prior to such publication, EVMS shall submit to GMP copies of proposed publications which contain subject matter relating to EVMS or GMP Technology and afford GMP a period of thirty (30) days to review the publication. Upon written request by GMP prior to the expiration of such thirty (30) days period and provided that GMP shall have exercised its option to one or more applications included within the subject matter of such publication, EVMS shall delay any such publication for up to sixty (60) days from the date of such request to allow for the preparation and filing of a patent application.

                  6.3 Publicity. Except as otherwise provided herein or required by law, no party shall originate any publication, news release or other public announcement, written or oral, whether in the public press, or stockholders, reports, or otherwise, relating to this Agreement or to any license granted hereunder, or to the performance thereunder, without the prior written approval of the other party, which approval shall be acted upon within five business days and shall not be unreasonably withheld.

         7.       TERM AND TERMINATION.

                  7.1 Term. Unless terminated sooner, the initial term of this Agreement shall commence on the date set forth above and shall continue for a period of five (5) years.

                  7.2 Termination Upon Default. Any one or more of the following events shall constitute an event of default hereunder: (i) the failure of a party to pay any amounts when due hereunder and the failure to cure within fifteen (15) days after receipt of notice from the other party specifying in reasonable detail the nature of such default; (ii) the failure of a party to perform any obligation required of it to be performed hereunder, and the failure to cure within sixty (60) days after receipt of notice from the other party specifying in reasonable detail the nature of such default; and (iii) the termination of the License Agreement as a result of a breach or default by the Licensor under the License Agreement. Upon the occurrence of an event of default, the non-defaulting party may deliver to the defaulting party written notice of intent to terminate, such termination to be effective upon the date set forth in such notice. Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to the non-defaulting party serving such notice against the defaulting party. Termination pursuant to this Section 7.2 shall not relieve the defaulting party of liability and damages to non-defaulting party for breach of this Agreement. Waiver by any party of a single default or a succession of defaults shall not deprive such party of any right to terminate this Agreement arising by reason of any subsequent default

                  7.3 Termination on Insolvency. This Agreement may be terminated as to any party ("Insolvent Party") by another party giving written notice of termination to the Insolvent Party upon the filing of bankruptcy or bankruptcy of the Insolvent Party or the appointment of a receiver of any of the Insolvent Party's assets, or the making by the Insolvent Party of any assignment for the benefit of creditors, or the institution of any proceedings against the Insolvent Party under any bankruptcy law. Termination shall be effective upon the date specified in this notice.

                  7.4      Effect of Expiration or Termination.

                           7.4.1 Termination Upon Default of GMP. Upon the termination of this Agreement by reason of a default by GMP, neither party shall have any further rights or obligations with respect to this Agreement, other than the obligation of GMP to make any and all final payments accrued prior to the date of termination and the obligation of the parties to make all reports required hereunder. Upon such termination of this Agreement, the parties shall continue to abide by their obligations as described in Articles 5 and 6, and each party hereto shall fulfill any other obligations incurred prior to such termination. Any such termination of this Agreement shall not constitute the termination of any license or any other agreements between the parties which are then in effect except as expressly provided herein.

                           7.4.2 Expiration or Termination Upon Default of EVMS. Upon the expiration of this Agreement at its regularly scheduled expiration date, or upon a termination of this Agreement on account of a default by EVMS, then EVMS shall make the disclosures required by
                                    Section 3.2 for EVMS and GMP Technology
                                    conceived or reduced to practice up to the date of said expiration or termination; and GMP shall have the right to exercise its option with respect to said EVMS Technology in accordance with the schedule and procedures specified in Sections 3.4 and 3.5 above. Additionally, each party shall perform all other obligations up to the date of said expiration or termination; and the parties shall continue to abide by their obligations described in Articles 5 and 6; and any previously existing license agreements or other agreements between the parties shall continue in effect.

         8.       ASSIGNMENT: SUCCESSORS

                  8.1 Assignment. This Agreement may not be assigned by GMP without the prior written consent of EVMS except to a successor in interest to all or substantially all of the business assets of GMP, whether by way of a merger, consolidation, sale of all or substantially all of GMP's assets, change of control or similar transaction.

                  8.2 Binding Upon Successors and Assigns. Subject to the limitations on assignment set forth herein, this Agreement shall be binding upon and inure to the benefit of any successors in interest and assigns of EVMS and GMP. Any such successor to or assignee of a party's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by such party.

         9.       GENERAL PROVISIONS.

                  9.1 Independent Contractors. The relationship between EVMS and GMP is that of independent contractors. EVMS and GMP are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. EVMS and GMP shall have no power to bind or obligate each other in any manner, other than as is expressly set forth in this Agreement.

                  9.2 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by alternative dispute resolution, such as, for example, arbitration or mediation. If the parties cannot agree on a form of alternative dispute resolution then any dispute shall be resolved by binding arbitration in accordance with the

                           Commercial Arbitration Rules of the American
                           Arbitration Association ("AAA").

                  9.3 Entire Agreement; Modification. This Agreement and other agreements executed by the parties or affiliated entities dated this even date constitute the entire agreement and understanding between the parties as to the subject matter hereof. There shall be no amendments or modifications to this Agreement except by a written document, which is signed by both parties.

                  9.4 Virginia Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Virginia.

                  9.5 Headings. The headings for each article and section in this Agreement have been inserted for the convenience of references only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

                  9.6 Severability. Should any one or more of the provisions of this Agreement be held invalid or unenforceable by a court of competent jurisdiction, it shall be considered severed from this Agreement and shall not serve to invalidate the remaining provision hereof. The parties shall make a good faith effort to replace any invalid or unenforceable provisions with a valid and enforceable one such that the objectives contemplated by them when entering this Agreement may be realized.

                  9.7 No Waiver. Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

                  9.8 Attorneys' Fees. In the event of a dispute among the parties hereto or in the event of any default hereunder, the party prevailing in the resolution of any such dispute or default shall be entitled to recover its reasonable attorneys' fees and other costs incurred in connection with resolving such dispute or default.

                  9.9 Notices. Any notices required by this Agreement shall be in writing, shall specifically refer to this Agreement and shall be sent by registered or certified airmail, postage prepaid, or by facsimile, telex or cable, charges prepaid, or by overnight courier, postage prepaid, and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party:

                  FOR EVMS: Medical College of Hampton Roads
                            d/b/a Eastern VirginiaMedical School
                            P.O. Box 1980
                            Norfolk, Virginia 23501
                            Attn: Vice President for Finance and Administration Fax No.: (757) 446-6095

                  FOR GMP:  GMP EndoTherapeutics, Inc.
                            One East Broward Blvd., Suite 1701
                            Fort Lauderdale, Florida  33301
                            Attn: Dr. Bart Chernow
                            Fax No.: (954) 745-3511

                  Notice shall be deemed delivered upon the earlier of (i) when received, (ii) three (3) days after deposit into the mail,
                  (iii) the date notice is sent via telefax, telex or cable, or
                  (iv) the day immediately following delivery to overnight courier (except Sunday and holidays).

                  9.10 Compliance with U.S. Laws. Nothing contained in this Agreement shall require or permit EVMS or GMP to do any act inconsistent with the requirements of any United States law, regulation or executive order as the same may be in effect from time to time.

                  9.11 Third Party Compliance. In the event and to the extent EVMS engages other persons or entities not a party to this Agreement to conduct all or any part of the work to be performed under this Agreement, it shall require such persons or entities to enter into written agreements which contractually obligate such persons or entities to the same requirements imposed upon EVMS hereunder, including, without limitation, the obligations under Articles 3, 4, 5 and 6 hereof. EVMS shall provide GMP with copies of such written agreements.

                  9.12 Estoppel Certificates. EVMS shall, from time to time, upon written request of GMP, any of its Affiliates or transferees or potential transferees, issue an estoppel certificate to the requesting entity setting forth the status of this Agreement, and, if in default, stipulating the actions necessary to cure such default.

                  9.13 Counterparts. This Unanimous Written Consent may be signed in one or more counterparts, each of which shall be deemed an original, but of which together shall constitute one instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the date set forth above.

MEDICAL COLLEGE OF HAMPTON ROADS d/b/a EASTERN VIRGINIA MEDICAL SCHOOL GMP ENDOTHERAPEUTICS, INC.

By:                                          By:
   ----------------------------------            ------------------------------
     David Thiel, Vice President for              Bart Chernow, M.D., President
     Administration and Finance

By:
   ----------------------------------
     Dr. Aaron Vinick